Exhibit 99.1

For more information contact:
Stephen S. Romaine, President & CEO
Francis M. Fetsko, CFO
Tompkins Financial Corporation 607.273.3210

For Immediate Release
Wednesday, April 15, 2009

Tompkins Completes Offering of $15 million in Cumulative Trust Preferred Securities

ITHACA, NY – Tompkins Financial Corporation (TMP–NYSE Amex)

Tompkins Financial Corporation (the “Company”) today announced the sale by Tompkins Capital Trust I, its wholly-owned Delaware statutory trust (the “Trust”) of 15,000 7% cumulative trust preferred securities, which represent preferred undivided interests in the assets of the Trust, at an offering price of $1,000 per preferred security. These trust preferred securities have a 30-year maturity, but commencing in 2019, they will be convertible into the Company’s common stock in certain circumstances.

Commenting on the announcement, Steve Romaine, President and Chief Executive Officer, said, “We are pleased to announce the completion of this offering and the favorable response it has received among investors. Further, we believe the financial strength and stability of the Company allowed us to be able to raise capital through conventional means for ordinary business purposes, and without being subject to the terms of government programs. Although Tompkins Financial Corporation has been and continues to be well-capitalized under regulatory standards, we realize the importance of raising additional capital now to strengthen our competitive position, help us better withstand the potential impact of the current economic downturn, and prepare for growth opportunities.”

Tompkins did not participate in U.S. Treasury Department’s Capital Purchase Program (CPP) under the Troubled Asset Repurchase Program (TARP). Mr. Romaine noted, “The interest paid on these debentures will be tax deductible to the Company, resulting in an effective financing rate that is lower than the initial, non-deductible dividend rate that would have applied if the Company had elected to participate in the CPP. Moreover, the rate on the Tompkins Capital Trust I securities remains level, while the preferred securities issued under the CPP would rise significantly if not redeemed in five years.”

Tompkins Financial Corporation is a financial services company headquartered in Ithaca, NY, which had $2.9 billion in assets as of December 31, 2008. Tompkins Financial is the parent of Tompkins Trust Company, The Bank of Castile, Mahopac National Bank, Tompkins Insurance Agencies, Inc., and AM&M Financial Services, Inc. Each Tompkins Financial subsidiary operates with a community focus, meeting the unique needs of the customers and communities it serves.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities mentioned in this release. This release is being issued pursuant to, and in accordance with, Rule 135c under the Securities Act of 1933, as amended (the “Act”). The securities described in this release have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.

“Safe Harbor” Statement under the Private Securities Litigation Reform of 1995:

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, and corporate objectives. The Company assumes no duty, and specifically disclaims any obligation, to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risks, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.